SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                            THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) December 12, 2000
                                  ------------------




                           GENERAL MOTORS CORPORATION
                   -----------------------------------------------------
                   (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




300 Renaissance Center, Detroit, Michigan                    48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313) 556-5000
                                                         --------------

On December 12, 2000, General Motors Corporation's (GM) issued the following press releases on actions to improve competitiveness, profitability; revises fourth quarter outlook, special charges; Oldsmobile Division will be phased out over the next few years; GM Europe initiates major restructuring plan; Adam Opel AG to accelerate restructuring, and Vauxhall announces major manufacturing restructuring. The releases are as follows:

ITEM 5.  OTHER ITEMS

         GM ANNOUNCES ACTIONS TO IMPROVE COMPETITIVENESS, PROFITABILITY; ALSO REVISES FOURTH QUARTER OUTLOOK, WILL TAKE SPECIAL CHARGES

DETROIT -- General  Motors  today  announced  a series of  actions  intended  to
strengthen  the  company's   competitiveness  in  a  rapidly  changing  business
landscape and better focus its resources on key growth activities.

In making the announcement, GM President and Chief Executive Officer Rick Wagoner said GM will phase out its Oldsmobile marketing division and brand over the next several years - a measure that will accelerate GM's effort to focus resources on strengthening its market position and growth opportunities. The company also intends to phase out passenger car production at its Luton, England, site as part of plans to restore profitability at GM Europe (GME). In addition, GM will reduce salaried employment levels by 10 percent in North America and Europe during the next year.

Phase-out of Oldsmobile

The phase-out of the Oldsmobile division further streamlines GM's product portfolio, focusing engineering and marketing resources more sharply on the company's most successful products and brands. It will also facilitate the development of more innovative products with shorter lifecycles.

"This is a very difficult decision for us," said Wagoner. In recent years, major investments have been made in new Oldsmobile products expending significant capital and engineering resources to reposition the brand. Even with the introduction of highly regarded new products, and with the great efforts of the Oldsmobile dealer and marketing team, the brand's sales and profit performance have remained under pressure.

"Our teams worked hard to find profitable ways to further strengthen the Oldsmobile product line, including consideration of products developed with our global alliance partners," Wagoner added. "But in the current environment, we simply couldn't find an approach that would ensure Oldsmobile's future success."

Oldsmobile's current model lineup will continue to be produced and sold until the end of their current product lifecycles or as long as they remain economically viable. GM will work proactively with its dealers to ensure a smooth and orderly transition of existing franchises, and to ensure that Oldsmobile customers continue to receive quality service and parts. (See separate Oldsmobile press release).

GM Europe's capacity reduction and cost improvements

GM Europe's plan to reduce production capacity and salaried employment are expected to generate significant cost savings to aid in returning the region to profitability. This includes a restructuring of Vauxhall Motors' manufacturing operations in the UK. One of Vauxhall's two plants in Luton, England, will cease passenger car production in 2002, and the remaining Luton facilities will concentrate exclusively on commercial and off-road vehicles. Combined with the previously announced leanfield conversion of Opel's Russelsheim plant, GM Europe's total installed capacity will be reduced by more than 400,000 units by 2004. In addition, lean manufacturing implementation will be accelerated across all European plants.

Other initiatives include implementing efficiency measures at the national sales offices throughout Europe, and accelerating the consolidation of certain back-office and support functions so that projected savings will be achieved sooner. Overall, GME will achieve a salaried employment reduction of 10 percent during 2001. When combined with production employment reductions, GME's total employment level will be reduced by 5,000 within the next 12-18 months.

Another area of planned savings is further material cost reductions, driven in part by synergies derived from GM's recent alliance with Fiat. In addition, improvements in current product material cost will be accelerated by the establishment of a dedicated joint purchasing/engineering project team that will work with GM Europe's supplier community.

Finally, GM Europe plans to maintain the same significant investment levels of the past few years in order to support its aggressive future product lineup.

Financial outlook and special charges

General Motors is revising its outlook for financial results in the fourth quarter. GM North America and GMAC remain on track. However, lower than expected sales volume coupled with increasing price pressure in key European markets such as Germany, will result in GM Europe experiencing significantly greater losses than in the third quarter of this year. Additionally, GM Asia Pacific results will be affected by losses at Isuzu and other factors.

GM now expects to post fourth quarter consolidated net income of between $550-$600 million, or $1.10 - $1.20 per share of GM $1-2/3 common stock. For the calendar year 2000, GM expects to post consolidated net income of approximately $4.9 - $5.0 billion, or between $8.47 - $8.57 per share. GM also noted that its overall tax rate for the calendar year will be approximately 31 percent, slightly lower than previously expected due to a shift in regional earnings.

These foregoing estimates exclude the effect of special items, which include charges totaling $1.5 - $2.5 billion before tax ($900 million to $1.5 billion after tax, or about $1.60- $2.75 per share of GM $1-2/3 common stock) to account for the following:

   - Costs associated with the phase-out of the Oldsmobile division and brand;
   - Employment costs and the write-down of production equipment associated with the reductions in production capacity in North America and Europe. These actions affect approximately 4,000 U.S. employees at four plants in the U.S. as detailed below. The actions primarily at the Luton assembly plant in England will affect approximately 2,000 employees.
   - Reserves   for   certain   legal   matters   related  to  prior   business
     restructurings.

Also, in the fourth quarter GM will report a $1.2 billion after-tax gain ($0.65 per share of GM $1-2/3 common and $0.90 per share of GMH) on the previously announced sale of its Hughes satellite manufacturing business to the Boeing Company.

Employment and production reductions in GM North America

In North America, GM continues to implement previously announced actions to convert and reduce production. GMNA will also reduce salaried employment, including contract staff, by 10 percent over the next year. The ongoing convergence of GMNA car and truck groups into streamlined engineering and manufacturing organizations, which will be completed as of year-end 2000, has provided opportunities to allocate engineering and design resources more efficiently, and reduce redundant staff and support operations. Further employment reductions will be achieved by accelerating attrition in GMNA through a voluntary separation and early retirement program.

The previously announced production plant actions in the United States are necessary as GM prepares to align production with market demand and convert capacity to produce more trucks. The assembly operation in Oklahoma City, Ok., will be converted for truck production, and production of its current product, the Chevrolet Malibu, will transfer to the Lansing, Mich., assembly plant in June 2001. The Delta Engine plant in Lansing, Mich., will be idled in September 2001. At the assembly plants in Wilmington, Del., and Spring Hill, Tenn., production volume will continue at reduced levels.

GM anticipates that many of the affected U.S. hourly workers will have an opportunity to move into other openings at GM facilities or take advantage of retirement provisions in the UAW-GM national agreement. Those who remain on layoff will receive comprehensive wage and benefit protection under the contract or, in Spring Hill's case, under the Memorandum of Agreement.

In this press release and related comments by General Motors management, our use of the words "expect," "anticipate," "estimate," forecast," "objective," "plan," "goal" and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-20) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and, the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

                                      # # #

                General Motors Announces Phase-Out of Oldsmobile

Detroit, Mich. - GM announced today that the Oldsmobile Division will be phased out over the next few years.

In making the announcement, GM President and Chief Executive Officer Rick Wagoner and Executive Vice President and President North America Ron Zarrella said that despite major investments over the past few years that resulted in critically acclaimed new Oldsmobile products, the division was still unprofitable and its sales volume continued to erode.

"We stretched to find profitable ways to further strengthen the Oldsmobile product line, including developing products with our global alliance partners, but in the current environment, there was no workable solution," said Wagoner.

Wagoner added this has been a very difficult and painful decision because of the history of the Oldsmobile division. "It is the oldest automotive brand in America with a history that is rich with innovation and success stories, including dozens of legendary cars, and over the years it was one of the jewels in the General Motors' crown," he said.

"In recent years, we have made major  investments in new products for Oldsmobile
- significant capital and engineering resources - in an effort to re-position Oldsmobile in the market," Zarrella said. "Even with the introduction of several great new products, the brand's sales and profit performance remain under pressure."

A dramatically changing North American automotive landscape is driving GM to focus its resources even more sharply on growth opportunities and on making the entire brand portfolio more effective in the marketplace. That means a portfolio dominated by innovative products with shorter lifecycles.

"I want to assure you that we are very sensitive to the concerns and needs of the Oldsmobile customer," Zarrella said. "We will work together with our Oldsmobile dealers to provide for a smooth and orderly business transition."

A call center has been established in Detroit to address dealer questions and capture dealer concerns for resolution. In addition, a transition team will be located in each of the company's five regions to address dealer concerns and inquiries. A dedicated team will work on an individual basis with all dealers involved to facilitate a smooth and orderly transition.

The company will also work with Oldsmobile dealers so those customers continue to receive quality service and parts. If there is any change in Oldsmobile representation in a customer's area, service and parts will be made available through another GM dealer.

There will be several customer care initiatives beginning with a special 1-800 number for Oldsmobile owners. As valued members of the General Motors family, they will have the benefit of the largest and one of the most responsive customer care networks in the industry to address their concerns.

In addition, recent Oldsmobile customers will be provided a certificate of at least $1,000 toward the purchase or lease of a new Oldsmobile or other GM vehicles.

Regarding Oldsmobile employees, Zarrella said that the dedication exhibited by the Oldsmobile has been exemplary. "This is why we will work hard to provide opportunities for these valued employees to stay in the GM family," said Zarrella.
                                      - 5 -

"While this is a difficult decision, we believe that in the long run, it is the right thing to do to increase GM's competitiveness, profitability and growth, Zarrella said."


                                      # # #



                  GM Europe Initiates Major Restructuring Plan

Zurich - General Motors Europe today announced a major restructuring plan to improve its market position and return its business to profitability. This year's downturn of the Western European vehicle market and GM's market share performance in many of the individual countries, combined with shifting consumers' preference to smaller vehicles, and intensified downward pressure on vehicle prices, led to a 3rd quarter loss of $181 million. With industry conditions continuing to deteriorate, a much larger loss is expected for the 4th quarter.

This restructuring plan, combined with continued investment in an aggressive future product program has the objective of generating savings sufficient to return GM Europe to profitability.

In the manufacturing area, Vauxhall intends to undertake a major restructuring of its manufacturing operations. It is proposed that in Luton, production of the Vectra would move to one shift early in 2001, and would cease at the end of the life of the current Vectra model, which will be by the end of the first quarter of 2002. From this point forward, the remaining Luton facilities would concentrate on commercial and offroad vehicles, while passenger car production would be concentrated at Ellesmere Port. This means that the new medium-duty van, the Vivaro, and the Frontera would be produced at Luton. Ellesmere Port will continue to produce the Astra and a study is being made to possibly incorporate the next-generation Vectra and turn the facility into a two-model flex plant.

In total, these specific actions in the UK, and those previously announced, including the "leanfield" conversion of Opel's Russelsheim manufacturing site, will reduce GM Europe's installed capacity by more than 400,000 units between now and 2004. Going forward, capacity utilization across GM's European operations will continue to be evaluated. In addition, lean manufacturing implementation will be accelerated across all European plants, to obtain the productivity levels currently demonstrated at Opel's benchmark Eisenach facility.

In the sales, marketing and administration areas, GM Europe intends to drive efficiency measures and to achieve significant savings at the national sales offices in the various European countries and regions. The migration of certain financial and administrative functions to the company's European Financial Shared Services Center in Spain announced in May of this year will be accelerated, so that projected savings will be achieved earlier.

Taken together, these various restructuring activities, as well as a number of other actions, are expected to reduce overall employment levels in Europe by more than 5,000 people within the next 18 months, consistent with the objective of reducing salaried headcount by 10 percent by the end of 2001.

Another portion of the planned savings will come from further material cost reductions, driven in part by synergies derived from GM's recent alliance with Fiat. In addition, improvements in current product material cost will be accelerated by the establishment of a dedicated joint purchasing/engineering project team that will work with GM Europe's supplier communities.

With regard to product development, it is planned to maintain investment levels that have increased in the past few years to support an aggressive future product line-up for GM Europe's brands. Opel/Vauxhall are currently reevaluating their future vehicle portfolio, in order to focus on delivering more innovative, segment-defining product entries. As an initial consequence, Opel decided to discontinue plans for the introduction of an Omega V8 version. Saab, over the next five years, will considerably enlarge its product offer in line with its growth strategy for Europe and the U.S.

Michael J. Burns, President of General Motors Europe, said: "The restructuring plan announced today is far-reaching, but essential for bringing the company back to profitable growth. The reduced cost base, combined with our aggressive new vehicle portfolio focus, will ultimately provide the best guarantee for our future success."


                                      # # #


                    Adam Opel AG to Accelerate Restructuring

Acceleration of cost cutting plans, combined with aggressive investment program is to return company to profitability.

Ruesselsheim. Adam Opel AG, together with GM Europe and Vauxhall Motors, Ltd., announced today an acceleration of restructuring actions, which are being implemented to return the company to profitability and to promote future growth. This restructuring plan, combined with continued investment in an aggressive future product program and the modernization of its facilities, has the objective of generating savings sufficient to return the company to profitability. Opel Chairman and Managing Director Robert W. Hendry said : "We are quite encouraged by the reception of recent new Opel products by industry experts and by our customers, as witnessed by the success of Zafira, Astra Eco 4 and Coupe, Speedster and Corsa. This shows that our renewed product and brand focus and quality efforts are starting to have an impact. However, with industry conditions deteriorating, we now have to prioritize cost efficiency in order to become profitable again and grow, supported by Opel's aggressive investment plan to further improve our competitiveness in the market."

This year's downturn of the German and overall Western European vehicle markets, combined with shifting consumers' preference to smaller vehicles, and intensified downward pressure on vehicle prices, is leading to significant losses at Adam Opel AG and GM Europe.

With industry conditions continuing to deteriorate, immediate action is necessary to adjust production capacity and volumes to the changing market environment and to return GM's European operations to profitability. Adam Opel AG fully supports these initiatives, by reevaluating production schedules for the Opel Vectra and Omega in Germany, for example. Adam Opel AG's efficient Eisenach plant will be used as a benchmark in an effort to accelerate lean manufacturing implementation across all of GM's European facilities.

In the U.K., Opel's sister company Vauxhall has announced a major restructuring of its manufacturing operations. It is proposed that in Luton, production of the Vectra would move to one shift early in 2001, and would cease at the end of the life of the current Vectra model, which will be by the end of the first quarter of 2002. From this point forward, the remaining Luton facilities would concentrate on commercial and offroad vehicles, while passenger car production would be concentrated at Ellesmere Port. This means that the new medium-duty van, the Vivaro, and the Frontera would be produced at Luton. Ellesmere Port will continue to produce the Astra and a study is being made to possibly incorporate the next-generation Vectra and turn the facility into a two-model flex plant.

In total, these specific actions in the UK, and those previously announced, including the "leanfield" conversion of Opel's Russelsheim manufacturing site, will reduce GM Europe's installed capacity by more than 400,000 units between now and 2004. Going forward, capacity utilization across GM's European operations will continue to be evaluated.

Taken together, these various restructuring activities, as well as a number of other actions, are expected to reduce GM's overall employment levels in Europe by more than 5,000 people within the next 18 months. Adam Opel AG will make a significant contribution to this reduction, in part through the already announced Ruesselsheim "leanfield" conversion, as well as through other initiatives.

Another portion of the planned savings will come from further material cost reductions, driven in part by synergies derived from GM's recent alliance with Fiat. In addition, improvements in current product material cost will be accelerated by the establishment of a dedicated joint purchasing/engineering project team at Opel's Technical Development Center in Ruesselsheim that will work with the company's engineering and supplier communities.

With regard to product development, it is planned to maintain investment levels that have increased in the past few years to support an aggressive future Opel product line-up. Adam Opel AG, together with GM Europe and Vauxhall, are currently reevaluating their future vehicle portfolio, in order to focus on delivering more innovative, segment-defining product entries. As an initial consequence, Opel decided to discontinue plans for the introduction of an Omega V8 version. The decision taken will free up development capacity at the International Technical Development Center in support of a more innovation-oriented and energy-efficient product focus.


                                      # # #

                   Vauxhall Announces Major Manufacturing Restructuring.

In response to rapidly changing European market conditions and over capacity in the car market, Vauxhall Motors today, Tuesday 12th December, announced an intended restructuring of its manufacturing facilities as part of a major review of General Motors European operations.

It is proposed that the Luton facilities will concentrate on commercial vehicles and off-road vehicles while passenger car production will be concentrated at Ellesmere Port. This means that the new medium duty van, the Vivaro, and the Frontera will be produced at Luton but production of the Vectra will move to one shift in early 2001; then cease in Luton at the end of the life of the current model which will be by the end of the first quarter 2002.

Ellesmere Port will continue to produce the Astra and a study is being made to possibly incorporate the next generation Vectra and turn the plant into a two model `flex' plant.

"While Vauxhall continues its successful sales and market share growth of the past 2 years in the domestic market, these moves on the manufacturing side of our business are necessary to retain competitive manufacturing resource in the UK and allow us to optimize the utilisation of our assets. We will work closely with the Unions to minimise the impact of these changes, and look at ways of supporting our employees directly affected by this announcement", said Nick Reilly Chairman and Managing Director.

Note to Editors: A history of Vauxhall in the UK, and recent manufacturing and export data, can be found on www.vauxhall.co.uk, in the About Us/News and Corporate sections.

                                      # # #



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    December 12, 2000
        ------------------
                                       By
                                            /s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)